CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1/A, of The Alkaline Water Company Inc., of our report dated July 11, 2017 on our audit of the balance sheet of The Alkaline Water Company Inc. as of March 31, 2017, and the related statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2017 and the reference to us under the caption “Experts and Counsel.”

/s/ AMC Auditing

AMC Auditing
Las Vegas, Nevada
September 13, 2017